Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

AFC Enterprises, Inc.

“Purchaser”

and

Wagstaff Management Corporation, Wagstaff Minnesota, Inc., Wagstaff Properties

Minnesota, LLC, D&D Property Investments, LLC, Wagstaff Properties, LLC,

and D&D Food Management, Inc.

“Sellers”

Dated as of October 11, 2012

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF ASSETS		1

1.1	PURCHASE AND SALE OF ASSETS.	1
1.2	EXCLUDED ASSETS.	2

ARTICLE 2 ASSUMPTION OF LIABILITIES		3

2.1	ASSUMPTION.	3
2.2	EXCLUDED LIABILITIES.	3

ARTICLE 3 CALCULATION AND PAYMENT OF PURCHASE PRICE		3

3.1	PURCHASE PRICE.	3

ARTICLE 4 PROCEDURE FOR CLOSING		4

4.1	TIME AND PLACE OF CLOSING.	4
4.2	TRANSACTIONS AT THE CLOSING.	4

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS		5

5.1	ORGANIZATION AND QUALIFICATION.	5
5.2	AUTHORITY.	5
5.3	FINANCIAL STATEMENTS.	5
5.4	PERSONAL PROPERTY.	5
5.5	CONTRACTS.	6
5.6	REAL PROPERTY; LEASED REAL PROPERTY.	6
5.7	ENVIRONMENTAL MATTERS.	7
5.8	ABSENCE OF CHANGES.	8
5.9	LABOR MATTERS.	9
5.10	PERMITS AND ORDERS.	9
5.11	GOVERNMENTAL APPROVAL AND CONSENTS.	9
5.12	BROKERS AND FINDERS.	9
5.13	CORRECTNESS OF REPRESENTATIONS.	9

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		10

6.1	ORGANIZATION AND QUALIFICATION.	10
6.2	AUTHORITY.	10
6.3	LITIGATION.	10
6.4	GOVERNMENTAL APPROVAL AND CONSENTS.	10
6.5	BROKERS AND FINDERS.	10
6.6	CORRECTNESS OF REPRESENTATIONS.	10

ARTICLE 7 COVENANTS OF SELLERS		11

7.1	ACCESS AND INFORMATION.	11
7.2	CONDUCT OF BUSINESS PRIOR TO CLOSING.	11
7.3	CERTAIN ACTS PROHIBITED.	11
7.4	OTHER TRANSACTIONS.	11
7.5	NOTIFICATION OF CHANGES; SUPPLEMENTAL DISCLOSURE.	12
7.6	ENVIRONMENTAL PERMITS.	12

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7.7	BANKRUPTCY FILINGS.	12
7.8	ASSUMED CONTRACTS.	13

ARTICLE 8 MUTUAL COVENANTS		13

8.1	BANKRUPTCY COURT APPROVAL.	13
8.2	FURTHER MUTUAL COVENANTS.	13
8.3	PRORATIONS.	14
8.4	DE-IMAGING EXPENSES.	14
8.5	NEGOTIATION OF AMENDED REAL PROPERTY LEASES.	14

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		14

9.1	CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES.	14
9.2	COMPLIANCE BY SELLERS.	15
9.3	NO INJUNCTION; ETC.	15
9.4	CONSENTS; AUTHORIZATIONS; APPROVAL OF LEGAL MATTERS.	15
9.5	INSTRUMENTS OF TRANSFER.	15
9.6	TAX CERTIFICATES.	16
9.7	CERTIFIED RESOLUTIONS.	16
9.8	INCUMBENCY.	16
9.9	BASIC CORPORATE DOCUMENTS.	16
9.10	ACQUISITION DOCUMENTS.	16
9.11	ACCURACY OF SCHEDULES.	16
9.12	TITLE COMMITMENTS; SURVEYS.	16
9.13	SATISFACTION OF TITLE OBJECTIONS AND RELEASE OF CERTAIN LIENS.	17
9.14	CONVEYANCE OF TITLE TO REAL PROPERTY.	17
9.15	SURVEY AND INSPECTION OF PROPERTY.	18
9.16	EMINENT DOMAIN.	19
9.17	[INTENTIONALLY OMITTED.]	19
9.18	NO ADVERSE CHANGE.	19
9.19	CONDITION OF ACQUIRED ASSETS.	19
9.20	BANKRUPTCY COURT ACTIONS.	19
9.21	AMENDMENT OF REAL PROPERTY LEASES.	20

ARTICLE 10 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		20

10.1	CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES.	20
10.2	COMPLIANCE BY PURCHASER.	20
10.3	NO INJUNCTION; ETC.	20
10.4	CERTIFIED RESOLUTIONS.	20
10.5	INCUMBENCY.	21
10.6	ACQUISITION DOCUMENTS.	21

ARTICLE 11 POST CLOSING MATTERS		21

11.1	EMPLOYMENT OF EMPLOYEES.	21
11.2	DELIVERY OF BOOKS AND RECORDS.	21
11.3	PAYMENTS RECEIVED.	21
11.4	FURTHER ASSURANCES.	21

ARTICLE 12 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS		22

- iii -

12.1	CONFIDENTIALITY.	22
12.2	PUBLIC ANNOUNCEMENTS.	22

ARTICLE 13 TERMINATION		23

13.1	TERMINATION.	23
13.2	EFFECT OF TERMINATION.	23

ARTICLE 14 GENERAL PROVISIONS		23

14.1	DEFINITIONS.	23
14.2	FEES AND EXPENSES.	32
14.3	BULK SALES LAWS.	32
14.4	NOTICES.	32
14.5	ASSIGNMENT.	34
14.6	NO BENEFIT TO OTHERS.	34
14.7	HEADINGS AND GENDER; CONSTRUCTION; INTERPRETATION.	34
14.8	COUNTERPARTS.	34
14.9	INTEGRATION OF AGREEMENT.	34
14.10	TIME OF ESSENCE.	35
14.11	GOVERNING LAW.	35
14.12	PARTIAL INVALIDITY.	35
14.13	INVESTIGATION.	35

TABLE OF EXHIBITS

Exhibit	Description	Page

A	Strict Joint Order Escrow Agreement

- iv -

SCHEDULES

- v -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 11, 2012, among AFC Enterprises, Inc., a Minnesota corporation (“Purchaser”), Wagstaff Management Corporation, a California corporation, Wagstaff Minnesota, Inc., a California corporation, Wagstaff Properties Minnesota, LLC a California limited liability company, Wagstaff Properties, LLC, a California limited liability company, D&D Property Investments, LLC, a California limited liability company, and D&D Food Management, Inc., a California corporation, (individually, “Seller” and collectively, “Sellers”).

Sellers are in the business of owning and operating KFC/KFC-Taco Bell quick-serve restaurants, including twenty-nine (29) restaurants located in Minnesota and California and listed on Schedule I (the “Purchased Stores”). The operation of the Purchased Stores by the Sellers is referred to herein as the “Business.”

Sellers desire to sell and Purchaser desires to purchase the Purchased Stores and substantially all of the assets associated therewith which are part of the GE Collateral.

Certain capitalized terms used in this Agreement are defined in Section 14.1 of this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to Purchaser, free and clear of all Liens (other than Permitted Encumbrances for the Real Property and Leased Real Property), and Purchaser shall purchase, acquire, and accept from Sellers, all of the right, title, and interest of Sellers in and to the Purchased Stores, including substantially all of the assets, properties, and rights of Sellers relating to or utilized in the Business as conducted at the Purchased Stores, directly or indirectly, in whole or in part, (other than the Excluded Assets), of every type and description, real, personal or mixed, tangible and intangible, wherever located and whether or not reflected on the books of the Sellers, including the following, as the same shall exist on the date hereof and any additions thereto on or before the Effective Time and any deletions therefrom made in accordance with the terms of this Agreement on or before the Effective Time:

(a) the Real Property;

(b) by assignment of leases, all of Sellers’ rights in, to, and under the Real Property Leases;

(c) the Equipment;

(d) to the extent permitted by applicable Law, all of the Contracts listed on Schedule 1.1(d) (the “Assumed Contracts”);

(e) the paper products, other than paper products containing the KFC/KFC-Taco Bell logo or names, used in the Business and located at the Purchased Stores;

(f) to the extent permitted under applicable Law, the Permits;

(g) all assets identified on Schedule 1.1(g); and

(h) all of the Information.

All of the items described in this Section 1.1 to be purchased by Purchaser and which are not Excluded Assets are hereinafter collectively referred to as the “Acquired Assets.” The Acquired Assets shall be purchased by Purchaser “as is” “where is.”

1.2 Excluded Assets.

Sellers shall not sell and Purchaser shall not purchase or acquire and the Acquired Assets shall not include:

(a) all cash and cash equivalents;

(b) the assets of any Employee Benefit Plan of Sellers;

(c) all of the Contracts other than those listed on Schedule 1.1(d);

(d) Sellers’ corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and shareholders, Tax Returns and records, and such other records having to do with Sellers’ organization or capitalization;

(e) any rights to any of Sellers’ insurance policies, premiums, or proceeds from insurance coverages relating to the Business as conducted by Sellers prior to the Closing Date (except as provided in Section 9.18 hereof);

(f) any refunds or rights to refunds for periods prior to Closing for any and all Taxes of any of the Sellers;

(g) the licenses, trademarks and trade names of Sellers used in the Business (the “Seller IP”);

(h) the trade secrets, technical information and marketing materials pertaining to KFC/KFC-Taco Bell; and

(i) the assets, properties and rights of the Sellers not used in the Business and the operation of the Purchased Stores.

The assets described in this Section 1.2 are hereinafter collectively referred to as the “Excluded Assets.”

ARTICLE 2 ASSUMPTION OF LIABILITIES

2.1 Assumption.

(a) At the Closing, Purchaser shall assume and shall become responsible for the payment, performance and satisfaction of all of the executory obligations and Liabilities of Sellers arising from and after the Closing Date pursuant to: (i) the terms of the Real Property Leases and (ii) the Assumed Contracts validly assigned to Purchaser pursuant to this Agreement and the Sale Order, but in each case excluding any Liabilities arising from or relating to any breach or violation of the Real Property Leases or Contracts by Sellers or default under the Real Property Leases or Contracts by Sellers (such Liabilities, collectively, the “Assumed Liabilities”).

(b) Nothing contained in this Agreement shall require Purchaser to pay, perform or satisfy any of the Assumed Liabilities so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof or shall in good faith assert any defense or offset thereto, and each of the Sellers shall provide reasonable assistance to Purchaser in so contesting or defending such claims.

2.2 Excluded Liabilities.

Purchaser shall not assume or become liable for any Liabilities of Sellers that are not specifically an Assumed Liability, whether or not related to the Acquired Assets (collectively, the “Excluded Liabilities”).

ARTICLE 3 CALCULATION AND PAYMENT OF PURCHASE PRICE

3.1 Purchase Price.

(a) The Purchase Price shall be an amount equal to Thirteen Million Eight Hundred Thousand Dollars ($13,800,000).

(b) On the date hereof, Purchaser shall pay or deliver to First American Title Insurance Company (“Escrow Agent”) an amount equal to One Million Dollars ($1,000,000 (the “Deposit Amount”) by wire transfer in immediately available funds, which shall be held by Escrow Agent pursuant to the terms of the Strict Joint Order Escrow Agreement in the form attached as Exhibit A. In the event that the Closing does not occur, (i) the Deposit Amount, less Two Hundred Thousand Dollars ($200,000) (the “Non-Refundable Amount”), shall be promptly refunded by

Escrow Agent to Purchaser, and (ii) the Non-Refundable Amount shall be delivered to Sellers to be held by Sellers pending agreement with GE Lenders or a Bankruptcy Court order, unless (A) the Agreement is terminated and the Closing does not occur as a result of a breach or default by the Purchaser in the performance of its obligations hereunder, in which event the entire Deposit Amount shall be delivered by Escrow Agent to Sellers to be held pending agreement with GE Lenders or a Bankruptcy Court order or (B) the Agreement is terminated and the Closing does not occur as a result of a breach or default by the Sellers in the performance of any of their obligations hereunder, in which event the entire Deposit Amount shall be promptly refunded by Escrow Agent to Purchaser.

ARTICLE 4 PROCEDURE FOR CLOSING

4.1 Time and Place of Closing.

The consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall be held at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia, 30309, as soon as possible, but in no event later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 9 and Article 10 to the extent such conditions are capable of being satisfied at or prior to the Closing, commencing at 9:00 A.M., local time, or at such other time and place as the Parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”). The Closing shall be effective as of 12:01 AM local time on the Closing Date (the “Effective Time”).

4.2 Transactions at the Closing.

At the Closing, each of the following shall be delivered:

(a) Each Seller shall deliver to Purchaser the items set forth in Article 9. The documents and certificates to be delivered hereunder by or on behalf of Sellers on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

(b) Purchaser shall deliver to the Sellers, (i) a wire transfer in the amount equal to the Purchase Price, less the Deposit Amount, which shall be released by Escrow Agent to the Sellers, in immediately available funds to an account designated by the Sellers and (ii) the items set forth in Article 10. The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Sellers and their counsel. The Liens held by GE Lenders on the Acquired Assets shall attach to the proceeds of the sale and be distributed pursuant to agreement between Sellers and GE Lenders and approved by the Bankruptcy Court order or, in the absence of any agreement, as ordered by the Bankruptcy Court.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, as to itself and as to each other Seller, jointly and severally, hereby represents and warrants to Purchaser that:

5.1 Organization and Qualification.

Each Seller is a corporation or limited liability company, as applicable, duly organized, validly existing, and in good standing under the Laws of the state of its incorporation or organization. Each Seller is duly qualified and is in good standing as a foreign corporation or limited liability company in each of the jurisdictions set forth on Schedule 5.1.

5.2 Authority.

Each Seller has full power and authority to enter into the Acquisition Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby subject to Bankruptcy Court approval. The execution, delivery and performance by such Seller of each of the Acquisition Documents to which each Seller is a party has been duly and validly authorized and approved by all necessary corporate or limited liability company action on the part of such Seller but is subject to Bankruptcy Court approval. Upon the Sale Order becoming a Final Order, each of the Acquisition Documents to which each Seller is a party is the legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

5.3 Financial Statements.

All data reflecting food sales made at the Purchased Stores and set forth on Schedule 5.3 are true, correct and complete in all respects and reflect sales arising in the Ordinary Course of Business.

5.4 Personal Property.

(a) Schedule 5.4(a) contains (i) a true and correct list of all Equipment (excluding items of Equipment having a value of less than $1,000 individually, or $5,000 in the aggregate) which are owned by Sellers and used at the Purchased Stores; and (ii) a true and correct list of all other items of personal property (excluding items of other personal property having a value of less than $1,000 individually, or $5,000 in the aggregate) which are owned by Sellers and used at the Purchased Stores but excluding the Seller IP.

(b) Each Seller has good and transferable title to all of its owned Equipment and other items of owned personal property included among the Acquired Assets (whether or not disclosed in Schedule 5.4(a)) free and clear of all Liens other than as disclosed on Schedule 5.4(b), all of which shall be removed pursuant to the Sale Order, which shall provide that upon Closing and receipt by the GE Lenders of the Purchase Price all Liens shall be removed.

(c) Schedule 5.4(c) contains a list of all leases for Equipment or other items of personal property (except miscellaneous leases having an aggregate value of remaining lease payments of less than $1,000) leased by Sellers and used at the Purchased Stores. True and correct copies of each lease listed on Schedule 5.4(c) and any amendments, extensions, and renewals thereof have been provided to Purchaser. Each of the leases described on Schedule 5.4(c) is in full force and effect and there are no existing non-monetary Defaults by any Seller or, to the knowledge of the Sellers, any other party to such lease. No rights of any Seller under such leases have been assigned or otherwise transferred as security for any obligation of any Seller except as otherwise disclosed in Schedule 5.4(c).

(d) Each of the Purchased Stores contains the following Equipment and Sellers have good and transferable title to such Equipment, free and clear of all Liens: (i) a walk in cooler and freezer, (ii) ventilation hoods, (iii) ice machines, (iv) portable pumps, and (v) three compartment sinks.

5.5 Contracts.

(a) Schedule 5.5(a) contains a true and correct list of all Contracts (other than purchase orders) that (w) has a duration of six months or more, (x) requires or could require any party thereto to pay $5,000 or more, or (y) is between a Seller and any Related Person, and (z) all modifications, amendments, renewals, or extensions thereof. Each of the Contracts was entered into in the Ordinary Course of Business.

(b) No Seller has granted any power of attorney affecting or with respect to the Business or the Acquired Assets that remains outstanding.

(c) Except as disclosed in Schedule 5.5(c) no Related Person of any Seller is a party to any Assumed Contract.

5.6 Real Property; Leased Real Property.

(a) Schedule 5.6(a) contains a true and correct list of each parcel of Real Property and a summary description of all buildings and structures located thereon. Sellers have good and marketable fee simple title to the Real Property, free and clear of all Liens other than (i) the Permitted Encumbrances and (ii) Liens as listed on Schedule 5.6(a).

(b) Schedule 5.6(b) contains a true and correct list of each parcel of Leased Real Property and a summary description of all buildings and structures located on each parcel of Leased Real Property. A true and correct copy of all Real Property Leases has been provided to Purchaser. Each Real Property Lease is in full force and effect and there is no existing non-monetary Default by any Seller or, to the knowledge of any Seller, any other party to such Real Property Leases. Except for Liens listed on Schedule 5.6(a), Sellers’ leasehold interest in the Real Property Leases is free and clear of any Liens other than Permitted Encumbrances, and is not subject to any deeds of trust, assignments, subleases, or rights of any Third Parties known to or created or permitted by any Seller other than the lessor thereof or any mortgagees of such lessors.

(c) No Seller has received written notice of any pending or threatened or confirmed or unconfirmed condemnations, eminent domain proceedings, planned public improvements, annexation, special or general assessments, zoning or subdivision changes, or other adverse claims or pending or threatened litigation affecting the Real Property or the Leased Real Property.

(d) There is no unrecorded non-governmental restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Real Property or Leased Real Property which prohibits the current use of the Real Property and the Leased Real Property.

(e) No Seller has received written notice of violations in connection with any licenses, permits or approvals required for the occupancy and operation of the Real Property and Leased Real Property (with appurtenant parking uses) as presently being used.

(f) No Seller has in its possession or has knowledge of any studies or reports which indicate defects in the design or construction of any of the improvements on the Real Property or the Leased Real Property, nor have Sellers received written notice from any Regulatory Authority of code violations of any Law applicable to the Improvements, Real Property or Leased Real Property.

(g) Except as provided in the Real Property Leases, no Person or entity, other than Purchaser, has any right, option, right of first refusal or any other Contract, whether oral or written, with respect to the purchase, assignment, sublease, or transfer of all or any portion of the Real Property or Leased Real Property.

(h) The Real Property or the Leased Real Property is not subject to or affected by ay special assessment for public improvements or otherwise, whether or not presently a Lien upon the Real Property or the Leased Real Property. No Regulatory Authority has imposed any requirement that any Seller pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Real Property or the Leased Real Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school Taxes assessed against the Real Property or the Leased Real Property.

(i) None of the Sellers is a “foreign person” as defined in Section 1445 of the Internal Revenue Code, and any related regulations.

5.7 Environmental Matters.

Except as set forth in Schedule 5.7 hereto,

(a) no Seller has (i) been notified that it is potentially liable under or (ii) received any requests for information or other correspondence concerning any site or facility under, nor has any Seller any reason to believe that it is considered potentially liable under any Environmental Law with respect to the Business or any Acquired Asset;

(b) each Seller has accurately prepared and timely filed with the appropriate jurisdictions all reports and filings required pursuant to any federal, state or local Law or Order, including any Environmental Law or Order relating to environmental protection applicable to or affecting the Business or the Acquired Assets;

(c) no Seller has entered into or received, nor is any Seller in Default under, any Order relating to environmental protection with respect to the Business or any Acquired Assets;

(d) each Seller has obtained all Environmental Permits with respect to the Business or any Acquired Asset, and Schedule 5.7(d) contains a complete list of each such Environmental Permit;

(e) with respect to the Business and Acquired Assets, there is no Litigation pending or, to Sellers’ knowledge, threatened by any Regulatory Authority, municipality, community, citizen, or other entity, against any Seller or against any Acquired Asset relating to environmental protection, compliance with Environmental Laws, or the condition of the Leased Real Property or the Real Property, nor is any Seller aware of any unasserted Litigation relating to the foregoing the assertion of which is probable; and

(f) except for the investigations conducted by Purchaser and as set forth on Schedule 5.7(f), no audit or other investigation has been conducted as to environmental matters at any of the Real Property or Leased Real Property.

5.8 Absence of Changes.

Except as set forth on Schedule 5.8, since December 31, 2011 there has not been any transaction or occurrence in which any Seller, with respect to the Business, has:

(a) suffered any Material Adverse Change in the business, operations, condition (financial or otherwise), Liabilities, assets, or earnings of the Business nor, to any Seller’s knowledge, has there been any event which has had or may reasonably be expected to have a Material Adverse Effect on any of the foregoing;

(b) incurred any Liabilities of any nature other than items incurred in the regular and Ordinary Course of Business;

(c) permitted, allowed, or suffered any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

(d) canceled any debts or waived any claims or rights in excess of $5,000 individually or $10,000 in the aggregate;

(e) sold, transferred, or otherwise disposed of any of the Acquired Assets except in the Ordinary Course of Business;

(f) suffered any casualty Loss or damage in excess of $5,000 in the aggregate (whether or not insured against);

(g) taken any other action which is not either in the Ordinary Course of Business or provided for in this Agreement; or

(h) agreed, so as to legally bind any Seller whether in writing or otherwise, to take any of the actions set forth in this Section 5.8 and not otherwise permitted by this Agreement.

5.9 Labor Matters.

Schedule 5.9 contains a true and correct and complete list of all present employees employed or engaged by any Seller in the Business, any bonus received by any of them during the twelve months ended December 31, 2011, their current remuneration, and a description of all perquisites and fringe benefits they receive or are eligible to receive.

5.10 Permits and Orders.

Schedule 5.10 contains a list of all Permits held by the Sellers in connection with the operation of the Business. Each Seller possesses all Permits necessary for the lawful operation of the Business as presently conducted and is in compliance with all Permits and all applicable Laws and Orders issued by any court or Regulatory Authority.

5.11 Governmental Approval and Consents.

Except for the Sale Order, no consent, approval, or authorization of or declaration, filing, or registration with any Regulatory Authority is required in connection with the execution, delivery, and performance of this Agreement by any Seller or the consummation by any Seller of the transactions contemplated hereby.

5.12 Brokers and Finders.

Neither Sellers nor any Related Person of Sellers have incurred any obligation or Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by the Acquisition Documents that could result in any Liability to the Purchaser.

5.13 Correctness of Representations.

No representation or warranty of any Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

6.1 Organization and Qualification.

Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Minnesota and has all necessary power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

6.2 Authority.

Purchaser has full power and authority to enter into each of the Acquisition Documents to which it is a Party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of each of the Acquisition Documents to which Purchaser is a Party have been duly and validly authorized and approved by all necessary action on the part of Purchaser. Each of the Acquisition Documents to which Purchaser is a Party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms. Neither the execution and delivery by Purchaser of any of the Acquisition Documents to which Purchaser is a Party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser’s Organizational Documents, (ii) violate any provisions of Law or any Order of any court or any Regulatory Authority to which Purchaser is subject, or by which its assets are bound, or (iii) conflict with, result in a breach of, or constitute a Default under any Contract to which Purchaser is a Party or by which its assets or properties are bound.

6.3 Litigation.

There is no Litigation pending or, to Purchaser’s knowledge, threatened, against Purchaser in respect of the consummation of the transactions contemplated hereby.

6.4 Governmental Approval and Consents.

Except for the Sale Order, no consent, approval, or authorization of or declaration, filing, or registration with any Regulatory Authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

6.5 Brokers and Finders.

Neither Purchaser nor any Related Person of Purchaser has incurred any Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by the Acquisition Documents that would result in any Liability to any Seller.

6.6 Correctness of Representations.

No representation or warranty of Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains, or on the Closing Date will contain, any untrue statement of material fact or omits or, on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, Exhibits, and certificates shall be true and complete on and as of the Closing Date as though made on that date.

ARTICLE 7 COVENANTS OF SELLERS

Each of the Sellers covenants and agrees with Purchaser as follows:

7.1 Access and Information.

Subject to the confidentiality restrictions set forth in Section 12.1 hereof, from the date hereof to the Closing Date and during normal business hours, each Seller shall afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to the offices, properties, books, contracts, commitments, records, and vendors of such Seller, insofar as the same relate to Acquired Assets, and shall furnish such persons with all information concerning the Acquired Assets as they reasonably may request. Each Seller shall use its best efforts to assist Purchaser, its lenders, counsel, accountants, and other representatives in their examination. Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Seller to provide or make available to Purchaser any proprietary or financial information of KFC/KFC-Taco Bell.

7.2 Conduct of Business Prior to Closing.

From the date hereof to the Closing Date, and except to the extent that Purchaser shall otherwise consent in writing, each Seller, with respect to the Business, shall:

(a) maintain utilities, including electricity, heating, and air conditioning and adequate safety and maintenance measures to secure and maintain the Purchased Stores, including, without limitation, boarding windows and other reasonable measures to restrict unauthorized vehicular and pedestrian access to the Purchased Stores;

(b) maintain the Acquired Assets in their present order and condition, reasonable wear and use excepted, and deliver the Acquired Assets to Purchaser on the Closing Date in such condition, and maintain all policies of insurance covering the Acquired Assets in amounts and on terms substantially equivalent to those in effect on the date hereof, except that Sellers shall remove all perishable goods from the premises of each Purchased Store, and drain and boil out each fryer located at the Purchased Stores; and

(c) comply with all Laws applicable to the conduct of the Business.

7.3 Certain Acts Prohibited.

From the date hereof to the Closing Date, Sellers shall not, without the prior written consent of Purchaser, take any of the actions described in Section 5.8 hereof.

7.4 Other Transactions.

Sellers shall deal exclusively and in good faith with Purchaser with regard to the sale of the Acquired Assets to Purchaser and will not, and will direct their respective Related Persons, financial advisors, accountants, agents, and counsel not to (i) solicit submission of any Acquisition Proposals, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any other Person regarding the Business or the Acquired Assets other than Purchaser and its representatives or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any Person other than the Purchaser, or (iii) enter into any agreement or understanding, whether in writing or, if legally binding, oral, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, Sellers, or their respective Related Persons, representatives or agents should receive any Acquisition Proposal or any inquiry regarding any such proposal from a Third Party, such persons shall promptly inform Purchaser and its counsel in writing of the facts and terms thereof.

7.5 Notification of Changes; Supplemental Disclosure.

(a) Between the date hereof and the Closing Date, Sellers shall promptly notify Purchaser in writing of (i) any Material Adverse Change, (ii) the institution of or, if known by any Seller, the threat of institution of Litigation against any Seller related to this Agreement, the Business or the Acquired Assets, (iii) the occurrence or existence of any event or circumstance that might reasonably be expected to result in the institution or assertion of Litigation against any Seller relating to this Agreement, the Business or the Acquired Assets, and (iv) any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be disclosed on a Schedule to this Agreement in order for the representations and warranties set forth in Section 5.10 to be true as of the date hereof.

(b) If any information provided by Sellers to Purchaser pursuant to Section 7.5(a) shall disclose the existence or occurrence of a circumstance or event that is a Material Adverse Change, except as provided in the last sentence of this Section, such information shall not in any respect be deemed to amend the schedules to this Agreement and the Purchaser shall have the right, at Purchaser’s election, to either (i) terminate this Agreement by written notice to that effect (specifying the basis for such termination to Sellers) within ten (10) days after its receipt of such supplemental disclosure; and upon such timely termination, the Purchaser shall be released of all of its obligations hereunder, or (ii) to consummate the transactions provided for herein. Purchaser shall notify Sellers in writing within ten (10) days after Purchaser’s receipt of such supplemental disclosure of its election under this Section 7.5(b).

7.6 Environmental Permits.

At the Closing or as soon as practicable thereafter, Sellers shall cause the Environmental Permits, if any, to be assigned or transferred and reissued to Purchaser to the extent permitted by Law or the terms of such Environmental Permits.

7.7 Bankruptcy Filings.

From and after the date of this Agreement until the Closing Date, Sellers shall deliver to Purchaser copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that Sellers file in the Cases that relate, in whole or in part, to this Agreement or Purchaser, its constituent members or its or their agents or representatives, which papers shall be delivered in a reasonable time prior to the filing thereof, but no less than two (2) days prior to filing, and Seller shall make any changes thereto that are reasonably requested by Purchaser.

7.8 Assumed Contracts.

Attached hereto as Schedule 7.8 is a schedule of Assumed Contracts to be assigned to Purchaser on the Closing Date under Section 365 of the Bankruptcy Code. With the consent of Sellers, Purchaser may add additional Contracts to Schedule 7.8 within five (5) business days of the Sale Approval Hearing. With respect to the Assumed Contracts, Sellers shall cure any past defaults in order for Sellers to assume and assign to Purchaser (or Purchaser’s designee) the Assumed Contracts in accordance with Section 365 of the Bankruptcy Code. Purchaser (or Purchaser’s designee) shall assume all rights and obligations of Sellers arising on or after the Closing Date under the Assumed Contracts. Any Assumed Contracts designated by Purchaser shall be assigned to and assumed by Purchaser (or Purchaser’s designee) at Closing. The final determination of which Contracts Sellers will assume and assign to Purchaser shall be within the sole discretion of Purchaser.

ARTICLE 8 MUTUAL COVENANTS

8.1 Bankruptcy Court Approval.

(a) Sellers and Purchaser acknowledge that under the Bankruptcy Code, this Agreement and the sale of the Acquired Assets are subject to Bankruptcy Court approval.

(b) As soon as possible after the execution of this Agreement, but in no event later than two (2) business days after the date of this Agreement, Sellers shall file the Sale Motion with the Bankruptcy Court.

(c) Sellers shall use commercially reasonable efforts to obtain entry of the Sale Order no later than November 9, 2012.

(d) In the event an appeal is taken, or a stay pending appeal is requested, from the Sale Order, Sellers shall immediately notify Purchaser of such appeal or stay request and shall provide to Purchaser promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from such order.

(e) From and after the date hereof, Sellers shall not take any action which is intended, or fail to take any action the intent of which failure to act would result in the reversal, voiding, modification or staying of the Sale Order.

8.2 Further Mutual Covenants.

Purchaser and Sellers shall each take all actions contemplated by this Agreement, and, subject to Purchaser’s and Sellers’, as applicable, right to terminate this Agreement pursuant to Article 13 hereof, do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser and Sellers shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Article 5 or Article 6, as applicable, of this Agreement in any material respect inaccurate as of the Closing Date. Each Party shall promptly notify the other Party of any action, suit, or proceeding that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

8.3 Prorations.

To the extent not included in the Assumed Liabilities, all Proration Items and all other items, if any, including income and expenses typically prorated in connection with the transfer of a lessee’s interest under the Real Property Leases, that shall be paid by Purchaser or otherwise affect the Business or the Acquired Assets and that relate, in whole or in part, to periods prior to the Effective Time, shall be apportioned to the Effective Time, and representatives of Sellers and Purchaser will examine all relevant Books and Records as of the Effective Time in order to make the determination of the apportionments, which determinations shall be calculated in accordance with the past practices of the Business to the extent applicable. The net amount of all Proration Items and all other items, if any, will be settled and paid on the Closing Date. In the event that the amount of any of such items is not known by Sellers and Purchaser at the Closing, the proration shall be made based upon the amount of the most recent cost of such Proration Item to Sellers.

8.4 De-Imaging Expenses.

Purchaser shall be responsible for all reasonable costs associated with any required de-imaging of the Non-Assumed Stores. Purchaser shall assume no other liabilities or responsibilities associated with the Non-Assumed Stores.

8.5 Negotiation of Amended Real Property Leases.

Purchaser shall use commercially reasonable efforts to (a) diligently negotiate and pursue amendments with the landlords to the Real Property Leases necessary to satisfy the condition set forth in Section 9.21, (b) promptly update Sellers regarding the status of such negotiations, and (c) promptly notify Sellers upon receipt of each amendment.

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

9.1 Certificate Regarding Representations and Warranties.

All information required to be furnished or delivered by Sellers pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; each of the representations and warranties made by Sellers in Article 5 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, provided that for purposes of this Section 9.1, if any representation or warranty made by Sellers includes within its terms a materiality qualifier, such qualifier shall be disregarded solely for purposes of determining compliance with this Section 9.1; and Purchaser shall have received certificates dated as of the Closing Date executed by an authorized officer of each Seller to such effect.

9.2 Compliance by Sellers.

Sellers shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Sellers on or prior to the Closing Date. Purchaser shall have received from Sellers all such certificates or other evidence, dated as of the Closing Date, as Purchaser or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Sellers, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

9.3 No Injunction; Etc.

No Litigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of all or a material portion of the Business or the Acquired Assets, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

9.4 Consents; Authorizations; Approval of Legal Matters.

Purchaser shall have received a true and correct copy of each Consent, order and waiver that is (a) required for the assignment of the Permits and (b) otherwise required for the execution, delivery, and performance of this Agreement by Sellers. All Permits (including Environmental Permits) or Orders of any Regulatory Authority shall have been obtained or otherwise assigned or transferred and reissued to Purchaser to the extent permitted by Law or their terms, and Purchaser shall be satisfied with the conditions, and restrictions of and obligations under each such Permit or Order.

9.5 Instruments of Transfer.

Each Seller shall have delivered to Purchaser such warranty deeds, grant deeds, quitclaim deeds, bills of sale, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer, including all documents set forth in Section 9.14 below with respect to the Real Property and Real Property Leases and any other instruments reasonably deemed appropriate by counsel to Purchaser all in form and substance reasonably satisfactory to counsel to Purchaser to vest in Purchaser all of such Seller’s rights, title, and interest, including good, marketable, insurable and valid title, in and to all of the Acquired Assets owned by such Seller, in each case, free and clear of all Liens (other than Permitted Encumbrances for the Real Property and Leased Real Property), and good, insurable (as to the Real Property Leases) and valid leasehold interests in and to all of the Acquired Assets leased by such Seller as lessee, and all of such Seller’s rights under all Contracts validly assigned to Purchaser pursuant to this Agreement.

9.6 Tax Certificates.

Purchaser shall have received from each Seller affidavits substantially in the form described in Treasury Regulation Section 1.1445-5(b)(3)(D) and California Form 593-C, and stating under penalty of perjury such Seller’s United States taxpayer identification number and that such Seller is not a foreign person.

9.7 Certified Resolutions.

Purchaser shall have received a certificate of the Secretary or Assistant Secretary of each Seller containing a true and correct copy of the resolutions duly adopted by the board of directors or other governing body, as applicable, of such Seller, designating an officer of each Seller to execute each of the Acquisition Documents to which such Seller is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of such Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

9.8 Incumbency.

Purchaser shall have received a certificate of incumbency of each Seller executed by the Secretary or Assistant Secretary of such Seller listing the officers of such Seller authorized to execute the Acquisition Document to which such Seller is a party and the instruments of transfer on behalf of such Seller and, certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of such Seller in connection with the consummation of the transactions contemplated herein.

9.9 Basic Corporate Documents.

Each Seller shall have delivered to Purchaser on the Closing Date copies of certificates from the Secretaries of State in the state where such Seller is incorporated or organized, as applicable, evidencing that such Seller is in legal existence.

9.10 Acquisition Documents.

Purchaser shall have received from each Seller the Acquisition Documents to which such Seller is a party, executed by such Seller.

9.11 Accuracy of Schedules.

Examination by Purchaser shall not have disclosed any material inaccuracy in the representations and warranties of Sellers set forth in this Agreement or in the Schedules delivered to Purchaser pursuant hereto.

9.12 Title Commitments; Surveys.

Purchaser, provided that Purchaser has used its commercially reasonable efforts to acquire the following at Purchaser’s sole cost and expense, shall have received title commitments from a nationally recognized title company selected by Purchaser for the issuance to Purchaser at the Closing of an owner’s policy of title insurance on ALTA Extended Coverage (or such other insured coverage as determined by Purchaser) with endorsements as reasonably required by counsel to Purchaser, and ALTA surveys for the Real Property and the Leased Real Property (the “Title Commitments”), which shall be reasonably satisfactory to Purchaser.

9.13 Satisfaction of Title Objections and Release of Certain Liens.

Each Seller shall have satisfied Purchaser’s title objections to the extent required hereunder and, in addition, Purchaser at its discretion shall have received Uniform Commercial Code searches (which searches shall be made or caused to be made by and at the expense of Purchaser) of filings made pursuant to Article 9 thereof in all jurisdictions where any of the Acquired Assets are located, in form, scope, and substance reasonably satisfactory to Purchaser and its counsel.

9.14 Conveyance of Title to Real Property.

(a) Sellers shall convey title to the Real Property to Purchaser by grant deed and warranty deed in a form customarily used in the locality in which the Real Property is located and approved by the title company insuring the title to the Real Property. Each such deed shall be executed in accordance with the requirements of the Laws of the state in which such Real Property is located and shall be in such form and accompanied by such other conveyance documents, including without limitation, Preliminary Change of Ownership for Real Property located in California, as will permit the deed to be recorded in the county in which the Real Property is located. Sellers shall transfer and assign to Purchaser their rights under the Real Property Leases (and their rights in and to all deposits thereunder and all buildings, other structures, and improvements permitted to be retained or removed by the lessee thereunder) by transfer and assignment in form reasonably acceptable to Purchaser and its counsel. Regardless of whether Purchaser objects to the same as provided herein below, at the time of conveyance the Real Property and the Leased Real Property shall not be subject to (i) any Lien other than Permitted Encumbrances, or (ii) any Contracts or other rights of occupancy of any kind (other than the Real Property Leases), whether oral or written, except as disclosed to and accepted by Purchaser as provided elsewhere herein. Sellers shall provide (x) affidavit(s) of title stating that (A) there are no parties in possession of any of the Real Property or Leased Real Property other than Sellers (or otherwise specifically setting forth any such other parties’ rights and the source and extent of such parties’ rights), and (B) no Seller has caused any work to be performed on any of the Real Property or Leased Real Property within one hundred (100) days of the date of such affidavit(s), or if any Seller has caused any such work to be performed within one hundred (100) days of such date(s) that all such work has been completed and fully paid for (with respect to work in progress, to and through a date reasonably proximate to the Closing Date), (y) such other indemnities, lien waivers and other documentation as Purchaser’s title insurance company may reasonably request in order to permit Purchaser’s title insurance policy to be issued without exceptions as to matters arising in the “gap,” mechanic’s or material man’s liens, third parties in possession (other than specifically enumerated third parties as set forth above that are reasonably acceptable to Purchaser pursuant to the terms of this Agreement), and rights or claims of real estate brokers, and (z) recordable originals of any Real Property Leases, or recordable short forms thereof, which have not previously been recorded in the appropriate real property records.

(b) Prior to the Closing Date, Sellers shall satisfy those title objections set forth on Schedule 9.14, which cannot be remedied by entry of the Sale Order. If Sellers satisfy all such objections, then the transaction contemplated hereby shall be closed in accordance with the terms and conditions set forth herein. If Sellers do not satisfy all such title objections prior to the Closing Date, then Purchaser shall elect: (i) not to close the transaction contemplated hereby, in which event Purchaser shall be released from any further Liability hereunder; (ii) to close the transaction contemplated hereby without regard to such unsatisfied title objections, in which event the Purchase Price shall not be reduced; or (iii) to close the transaction contemplated hereby, excluding, however, the portion of the Real Property or Leased Real Property having such title objections but with no corresponding reduction in the Purchase Price.

(c) Prior to the Closing Date, Purchaser shall receive executed tenant estoppel certificates from lessors under the Real Property Leases, all in form and substance reasonably satisfactory to counsel to Purchaser.

9.15 Survey and Inspection of Property.

(a) Prior to the Closing Date, Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Real Property and the Leased Real Property, during normal working hours and upon reasonable advance notice to Sellers, to inspect the Real Property and the Leased Real Property and to conduct soil and ground water sampling and analysis and other environmental, geological, engineering, percolation, hydrologic, feasibility, or landscaping tests or studies, all at Purchaser’s sole cost and expense, provided such testing does not unreasonably interfere with the operation of the Business at that location. Purchaser agrees to indemnify Sellers from and against any Liability or obligation arising out of the negligent acts of Purchaser or Purchaser’s agents in connection with such entry or testing by Purchaser or Purchaser’s agents under this subsection; provided, however, in no event shall this indemnity include nor shall Purchaser or Purchaser’s agents have any Liability for, any existing environmental conditions or contamination or the detection of such environmental conditions or contamination.

(b) Each parcel of Real Property shall be described in the deed conveying such parcel and other closing documents either by (i) the metes and bounds description set forth for such parcel (if any) on Exhibit 1 attached to and incorporated into Schedule 9.15(b) hereto, or (ii) the metes and bounds description of such parcel set forth in the deed vesting title to such parcel in Sellers, as said metes and bounds descriptions in item (i) or (ii) may be modified by mutual agreement of the parties acting in good faith with respect thereto, provided, however, in the event Purchaser or Sellers cause a new survey of a parcel of Real Property to be made by a land surveyor registered or licensed in the state in which such Real Property is located, and the resulting plat of survey accurately depicts the boundaries of such Real Property and those characteristics of such Real Property that would be revealed by a careful inspection of such Real Property and is otherwise reasonably acceptable to Sellers, then reference shall be made to such new plat in the description of such Real Property and the legal description in a quitclaim deed to be delivered to Purchaser in addition to the warranty deed or grant deed relating to such Real Property.

9.16 Eminent Domain.

If, after the date hereof and prior to the Closing, any Seller receives notice of the commencement or threatened commencement of eminent domain or other like proceedings against any portion of the Real Property or the Leased Real Property, such Seller shall immediately notify Purchaser, and Purchaser shall nevertheless close the transaction contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall not be reduced, and such Seller shall assign to Purchaser such Seller’s rights in any condemnation award or proceeds.

9.17 [Intentionally Omitted.]

9.18 No Adverse Change.

There shall not have been any Material Adverse Change since the date hereof, and Purchaser shall have received certificates dated as of the Closing Date, executed by an authorized officer of each Seller to such effect.

9.19 Condition of Acquired Assets.

On the Closing Date, all of the Acquired Assets shall be in substantially the same condition as at the close of business on the date hereof, except for ordinary use and wear thereof and changes occurring in the Ordinary Course of Business or expressly permitted by this Agreement between the date hereof and the Closing Date; provided, however, if on or prior to the Closing Date any of the Purchased Stores shall have suffered Loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of Sellers (whether or not similar to the foregoing) to an extent which, in the reasonable opinion of Purchaser, materially affects the value of such Purchased Store, Purchaser shall have the right either (a) to consummate the transactions provided for herein and be paid the full amount of all insurance proceeds, if any, paid or payable to a Sellers, in respect of such Loss , or (b) to consummate the transactions provided for herein, excluding, however, the Purchased Store(s) which suffered the Loss or damage with a corresponding reduction in the Purchase Price based upon the allocable Purchase Price for such excluded Purchased Store. If under the circumstances described in the foregoing sentence, Purchaser shall elect to consummate the transactions provided for herein, Sellers shall, on demand, pay to Purchaser the full amount of any insurance proceeds received by Sellers in respect of any such Loss.

9.20 Bankruptcy Court Actions.

Purchaser shall have obtained documentation or other evidence reasonably satisfactory to it that the Sale Order has been entered by the Bankruptcy Court no later than November 9, 2012, and has become a Final Order, unless Purchaser, in its sole discretion, waives the requirement that the Sale Order be a Final Order.

9.21 Amendment of Real Property Leases.

Purchaser shall have received amendments to the Real Property Leases that are Assumed Contracts on commercially reasonable terms and conditions satisfactory to Purchaser, together with executed counterparts thereof, permitting Purchaser to operate the properties as Popeyes® Louisiana Kitchen restaurants.

ARTICLE 10 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Sellers.

10.1 Certificate Regarding Representations and Warranties.

All information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date as required hereunder; each of the representations and warranties made by Purchaser in Article 6 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; and Sellers shall have received a certificate dated as of the Closing Date executed by an authorized officer of Purchaser to such effect.

10.2 Compliance by Purchaser.

Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, and Sellers shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect. Sellers shall have received from Purchaser all such certificates or other evidence, including an instrument or instruments of assumption of the Assumed Liabilities, duly executed by Purchaser, dated as of the Closing Date, as Sellers or their counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Purchaser, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

10.3 No Injunction; Etc.

No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit Sellers, or to obtain substantial damages from Sellers, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Sellers, would make it inadvisable to consummate such transactions.

10.4 Certified Resolutions.

Sellers shall have received from Purchaser a certificate executed by the Secretary of Purchaser containing a true and correct copy of resolutions duly adopted by Purchaser’s Board of

Directors approving and authorizing each of the Acquisition Documents to which Purchaser is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

10.5 Incumbency.

Sellers shall have received a certificate of incumbency of Purchaser executed by the Secretary or Assistant Secretary of Purchaser listing the officers of Purchaser authorized to execute the Acquisition Documents to which Purchaser is a party and the instruments of assumption on behalf of Purchaser and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Purchaser in connection with the consummation of the transactions contemplated herein.

10.6 Acquisition Documents.

Sellers shall have received the Acquisition Documents to which Purchaser is a party, executed by Purchaser.

ARTICLE 11 POST CLOSING MATTERS

11.1 Employment of Employees.

Purchaser has no obligation to hire any of Sellers’ employees and Purchaser assumes no liabilities or obligations of any kind with respect to Sellers’ employees.

11.2 Delivery of Books and Records.

Each Seller shall deliver to Purchaser within thirty (30) days following the Closing Date all Books and Records.

11.3 Payments Received.

Sellers and Purchaser each agree that after the Effective Time they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, including any insurance proceeds, and will account to the other for all such receipts.

11.4 Further Assurances.

Sellers from time to time after the Closing Date, at Purchaser’s request, will execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in

Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets, or to better enable Purchaser to pay, perform or satisfy any of the Assumed Liabilities. Each of the Parties hereto will cooperate with the other and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Each Party shall bear its own costs and expenses in compliance with this Section 11.4.

ARTICLE 12 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

12.1 Confidentiality.

Consummation of the transactions contemplated by this Agreement has involved, and will continue to involve, the Information. Purchaser agrees that the following terms and conditions will apply:

(a) The Information is disclosed to Purchaser solely for Purchaser’s use in completing corporate investigation procedures incidental to this Agreement, and Purchaser agrees not to use the Information prior to the Closing Date for any other purpose, not to disclose or communicate the Information to any Third Party, except to those employees, agents, attorneys, accountants, lenders, or consultants who shall have a need to know the Information for the purpose described above and for whom the Purchaser shall be responsible.

(b) Except to the extent contemplated by this Agreement, the Information and all rights to the Information which have been or will be provided by Sellers to Purchaser shall remain the exclusive world-wide property of Sellers prior to the Closing Date and shall be held in trust by Purchaser for the benefit of Sellers. None of the Parties will, directly or indirectly, deal with, use, exploit, or disclose such Information to any Person or entity for any purpose prior to the Closing Date, except as described herein or unless and until expressly authorized in writing to do so by the other. If the transactions contemplated hereby are not consummated, each Party will return or destroy as much of such written Information as the Party furnishing such Information shall reasonably request.

(c) The restrictions of this Section 12.1 shall terminate on the Closing Date, and thereafter, the Information may be used by Purchaser free of any restriction imposed by this Agreement.

12.2 Public Announcements.

Except as to the filings required or appropriate in the Cases, Sellers and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other Party reasonably objects thereto, unless the same may be required by applicable Law.

ARTICLE 13 TERMINATION

13.1 Termination.

This Agreement may be terminated:

(a) by the mutual consent of Purchaser on the one hand and Sellers, on the other;

(b) by Purchaser if any condition in Article 9 becomes impossible of performance or satisfaction or has not been satisfied in full (in either case, other than as a result of a breach or default by Purchaser in the performance of its obligations hereunder) or waived by Purchaser in writing at or prior to the Closing Date;

(c) by Sellers if any condition in Article 10 becomes impossible of performance or has not been satisfied in full (in either case other than as a result of a breach or default by any of the Sellers in the performance of their obligations hereunder) and the performance of such condition has not been waived by Sellers in writing at or prior to the Closing Date; or

(d) by either Party (other than a Party that is in material default of its obligations under this Agreement) if the Closing shall not have occurred on or before December 15, 2012.

13.2 Effect of Termination.

As to any damages of either Party arising from the effect of termination or abandonment of this Agreement by the other Party, such Party is entitled to pursue its rights or remedies against the other Party to the extent such rights or remedies may be available at law or in equity.

ARTICLE 14 GENERAL PROVISIONS

14.1 Definitions.

(a) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page
Acquired Assets	2
Agreement	1
Assumed Contracts	2
Assumed Liabilities	3
Bulk Sales Laws	32
Business	1
CERCLA	25
Closing	4
Closing Date	4
Deposit Amount	3
Effective Time	4

Term	Page
Escrow Agent	3
Excluded Assets	3
Excluded Liabilities	3
HSRA	25
Non-Refundable Amount	3
Purchased Stores	1
Purchaser	1
RCRA	25
Seller IP	2
Sellers	1
Title Commitments	17

(b) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i) “Acquisition Documents” means this Agreement and the other documents or agreements to be executed in connection herewith.

(ii) “Acquisition Proposal” means any proposals or offers from any Person other than Purchaser relating to any acquisition of all or any material part of the Acquired Assets or the stock of Sellers, or the sale or issuance of any capital stock of Sellers or any corporation formed by Sellers or any Related Person of any Seller to which any of the Acquired Assets or the stock of Sellers may be contributed, or any merger or consolidation of any Seller or of any corporation formed by any Seller or any Related Person of any Seller to which any stock of any Seller or any Acquired Assets may be contributed.

(iii) “Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et. seq.

(iv) “Bankruptcy Court” means the United States Bankruptcy Court for the District of Minnesota.

(v) “Books and Records” means all existing data, databases, books, records (except those records in Sellers’ corporate offices or at off-site storage facilities which are duplicates of the Books and Records of the Business), correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the employees in the possession of each of the Sellers, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by Sellers; all reported medical claims made for each employee; and all manuals and printed instructions of Sellers.

(vi) “Business Day” means any day on which national banks are open for business in the city of Atlanta, Georgia.

(vii) “Cases” means the bankruptcy cases of the Sellers pending in the Bankruptcy Court, case numbers 11-43073 through 11-43082.

(viii) “Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit, including GE Lender Consent.

(ix) “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, License, obligation, mortgage, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document (including those listed on Schedules 1.1(d), 5.4(a), 5.5(a), and 5.6(b)) to which any Seller is a Party or that is binding on any Seller with respect to the Business or to which any of the Acquired Assets are subject, or pursuant to which any Seller has the right to receive income with respect to the Business or any of the Acquired Assets on and after the Closing Date.

(x) “Default” means (A) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (B) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (C) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

(xi) “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (A) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (B) written or oral, (C) funded or unfunded, (D) actual or contingent or (E) arrived at through collective bargaining or otherwise.

(xii) “Environmental Law” means any and all statutes, codes, laws (including common law), ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material, including, (A) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (B) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (C) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (E) the Clean Water Act (33 U.S.C. I 1251 et seq.); (F) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (H) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (I) any state, county, municipal or local Laws similar or analogous to the federal Laws listed in parts (A)-(H) of this subparagraph, including, but not limited to: the Georgia Solid Waste Management Act, O.C.G.A. §§13-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. §§12-8-60 et seq., and the Georgia Hazardous Site Response Act, O.C.G.A. §§12-8-90 et seq. (“HSRA”), (J) any amendments to the Laws listed in parts (A)-(I) of this subparagraph, (K) any Laws or Orders adopted pursuant to or implementing the Laws listed in parts (A)-(J) of this subparagraph; and (L) any other Law or Order in effect relating to environmental protection.

(xiii) “Environmental Permits” means permits, licenses, approvals, Consents, Orders, and authorizations which are required under Environmental Laws in connection with the Business or the ownership, use, or lease of the Acquired Assets.

(xiv) “Equipment” means all machinery, equipment, furniture, cooking utensils, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, except for KFC/KFC-Taco Bell proprietary items, wherever located, and any and all assignable warranties of Third Parties with respect thereto.

(xv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xvi) “Final Order” means an action taken or order issued by the applicable Regulatory Authority as to which: (i) no request for stay of the action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or Order, or protest of any kind, is pending before the Regulatory Authority and the time for filing any such petition or protest is passed; (iii) the Regulatory Authority does not have the action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; (iv) other than the Sale Order, the action or Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof; and (v) with respect to the Sale Order, the action or Order is not then under judicial review for a challenge regarding Purchaser’s status as a purchaser in good faith pursuant to Section 363(m) of the Bankruptcy Code, there is no notice of appeal or other application for judicial review pending regarding Purchaser’s status as a purchaser in good faith pursuant to Section 363(m) of the Bankruptcy Code, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

(xvii) “GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with Sellers’ historical practices and methods, provided that standards of materiality applicable to the Business shall be employed without regard to standards of materiality used by Sellers in prior periods, and provided further, that Sellers’ historical practices and methods shall not be consistently applied to the extent they are not in accordance with GAAP.

(xviii) “GE Collateral” means the assets upon which the GE Lenders have Liens, including, but not limited to the Acquired Assets.

(xix) “GE Lender Consent” means the consent of the GE Lenders to the sale of the Acquired Assets, and any other contracts, motions, Orders, applications or documents that pertain to or affect the GE Collateral, including, but not limited to, the Sale Order.

(xx) “GE Lenders” means General Electric Capital Corporation, a Delaware corporation, General Electric Capital Business Asset Funding Corporation of Connecticut, a Delaware corporation, GE Capital Franchise Finance Corporation and Colonial Pacific Leasing Corporation.

(xxi) “Hazardous Materials” means (A) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

(xxii) “Improvements” means all buildings, structures, fixtures and other improvements included in the Real Property, or the Leased Real Property.

(xxiii) “Indebtedness” means, for any Person without double counting, (A) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, (B) all indebtedness created or arising under any Lien with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (C) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (D) liabilities in respect of unfunded vested benefits under any Employee Benefit Plan and (E) all obligations owed pursuant to any interest rate hedging arrangement.

(xxiv) “Information” means information or documentation owned by Sellers which information may include, but is not necessarily limited to, financial data, business plans, personnel information (to the extent permitted under applicable Law), drawings, samples, devices, trade secrets, technical information, results of research, surveys, plans, specifications, engineering studies, marketing studies and similar items with respect to the Purchased Stores in the possession of Sellers, and other data in either oral or written form; provided, however, that “Information” does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives, or (B) was lawfully within Purchaser’s possession prior to its being furnished to Purchaser by or on behalf of Sellers, provided further that the source of such information was not known by Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Sellers or any other Person with respect to such information.

(xxv) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(xxvi) “Knowledge” and the phrases “to the knowledge of Sellers,” “no Seller has received notice,” “to Sellers’ knowledge,” “no Seller is aware” and any other similar phrases as used with respect to a Person (including references to such Person being aware of a particular matter) means the knowledge after due inquiry of Denman Wagstaff and Michael Semas, and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

(xxvii) “Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

(xxviii) “Leased Real Property” means all real property described on Schedule 5.6(b) that Sellers hold a leasehold interest as lessee therein and either occupy or use or have the right to occupy or use, together with all Improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

(xxix) “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

(xxx) “License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

(xxxi) “Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, financing statement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

(xxxii) “Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting any Seller, the Business, the Acquired Assets, or the transactions contemplated by this Agreement.

(xxxiii) “Loss” means any and all direct or indirect Litigation, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), Liabilities, costs, expenses (including (A) interest, penalties and reasonable attorneys’ fees and expenses, (B) reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (C) consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter but excluding any Loss arising from the cessation of business at the Real Property or the Leased Real Property.

(xxxiv) “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

(xxxv) “Material Adverse Effect” or “Material Adverse Change” when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (A) the property, business, operations, assets (tangible and intangible) or financial condition of such Party and its parent or subsidiaries, taken as a whole; or (B) the ability of such Party to perform any of its material obligations under this Agreement or the Acquisition Documents to which it is a party; provided, however, that with respect to the Sellers, the filing of the Sale Motion with the Bankruptcy Court and events arising as a result thereof shall be excluded for purposes of this definition.

(xxxvi) “Non-Assumed Stores” means the following three restaurant properties of Sellers: (A) property number 143, located at 8770 University Avenue, NW, Coon Rapids, MN, (B) property number 155, located at 14150 County Road 5, Burnsville, MN, and (C) property number 77, located at 2402 Columbus, Bakersfield, CA.

(xxxvii) “Order” means any administrative decision or award, decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

(xxxviii) “Ordinary Course of Business” means an action taken by a Person only if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(xxxix) “Organizational Documents” means, with respect to a Party, the Articles or Certificate of Incorporation and Bylaws, or Articles or Certificate of Organization and operating agreement, or other similar governing agreements, as applicable.

(xl) “Party” means any party hereto and “Parties” means all parties hereto.

(xli) “Permit” means any Regulatory Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

(xlii) “Permitted Encumbrances” means (A) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement) and (B) such exceptions of title as set forth in Schedule B of the Title Commitments, as approved by Purchaser in Purchaser’s sole discretion, all of which Purchaser determines in the aggregate do not materially adversely affect the value or use of the Real Property and Leased Real Property.

(xliii) “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(xliv) “Personal Property Taxes” means ad valorem taxes imposed upon the Acquired Assets other than the Real Property and the Leased Real Property.

(xlv) “Proration Items” means Real Property Taxes and Personal Property Taxes and including accruals or prepayments thereof.

(xlvi) “Real Property” means all real property described on Schedule 5.6(a) that is owned by Sellers and used in the Business, and all of Sellers’ right, title, and interest in the Improvements located thereon, together with all water lines, rights of way, uses, Licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of Third Parties with respect thereto.

(xlvii) “Real Property Leases” means any real estate leases (including, any assignment of a real estate lease or sublease) pursuant to which any Seller leases any Leased Real Property, and any and all assignable warranties of Third Parties with respect thereto, and any amendments, extensions and renewals of such real estate leases.

(xlviii) “Real Property Taxes” means any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and all ad valorem taxes imposed upon or levied against the Real Property and any portion of the Leased Real Property, whether payable in full or by installments prior to the Closing Date.

(xlix) “Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

(l) “Related Person” means with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (aa) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (bb) any Person that holds a Material Interest in such specified Person; (cc) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (dd) any Person in which such specified Person holds a Material Interest; and (ee) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (I) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the “Family” of an individual includes (1) the individual, (2) the individual’s spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual’s spouse and (4) any other natural person who resides with such individual; and (III) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

(li) “Sale Approval Hearing” means the hearing conducted by the Bankruptcy Court to approve the Sale Motion.

(lii) “Sale Motion” means the motion or motions, in form and substance acceptable to Purchaser and Sellers, filed by Sellers, pursuant to the provisions of Sections 363 and 365 of the Bankruptcy Code, among other things, to obtain entry of a Final Order, approve the transactions contemplated by this Agreement and authorize the transfer of the Acquired Assets to Purchaser free and clear of any Liens.

(liii) “Sale Order” means the Order entered by the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, authorizing and approving, inter alia, the conveyance of the Acquired Assets to Purchaser on the terms and conditions set forth in this Agreement, free and clear of all Liens, and containing a finding that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code, which Sale Order is subject to GE Lender Consent.

(liv) “Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto.

(lv) “Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

(lvi) “Third Party” means any Person other than a Party.

(lvii) “Transfer Taxes” means all sales, use, transfer and all other non-income taxes, and any fees incurred in connection with the purchase and sale of the Acquired Assets.

14.2 Fees and Expenses.

(a) Except as otherwise specifically provided below or elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, Sellers and Purchaser each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein, Sellers shall not pay any Excluded Liabilities or any fees or expenses incurred by any of the Sellers in connection with the transactions contemplated by this Agreement by using the Acquired Assets or any portion thereof.

(b) Purchaser shall pay for any and all owner’s title insurance policies, surveys and fees related to the title insurance company’s participation in the Closing in connection with the Acquired Assets.

(c) All Transfer Taxes and other transfer fees and costs, including recordation and filing fees for the deeds transferring the Real Property, shall be borne by Purchaser. Sellers shall file all necessary Tax Returns and other documents required to be filed with respect to all such Transfer Taxes. The Parties will cooperate to the extent reasonably necessary to make such Tax Return or filings as may be required.

(d) Sellers shall pay any fees and expenses in connection with the prepayment, release, satisfaction or removal of any Liens affecting the Acquired Assets if not otherwise released, waived or satisfied pursuant to the Sale Order.

14.3 Bulk Sales Laws.

Notwithstanding anything herein to the contrary, Purchaser and each Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the transactions contemplated by the Acquisition Documents.

14.4 Notices.

All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by telex and telephonic facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

(a)	If to Sellers:

Wagstaff Minnesota, Inc.

c/o Denman Wagstaff

5906 W. Halfmoon Lane

Eagle, ID 83616

Facsimile: (559) 582-1257

with a copy (which shall not constitute notice) to:

Peitzman Weg LLP

2029 Century Park East, Suite 3100

Los Angeles, CA 90067

Attention: Scott F. Gautier, Kathryn F. Russo

Facsimile: (310) 552-3101

Email: sgautier@peitzmanweg.com, krusso@peitzmanweg.com

with a copy (which shall not constitute notice) to:

Quarles & Brady LLP

One South Church Avenue, Suite 1700

Tucson, Arizona 85701

Attention: Susan G. Boswell

Telephone: (520) 770-8713

Facsimile: (520) 770-2222

(b)	If to Purchaser:

AFC Enterprises, Inc.

400 Perimeter Center Terrace, Suite 1000

Atlanta, GA 30346

Attention: Harold M. (“Sonny”) Cohen

Telephone: (404) 459-4650

Facsimile: (404) 459-4649

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: R. David Patton

Telephone: (404) 881-7951

Facsimile: (404) 253-8380

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 14.4. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

14.5 Assignment.

Prior to the Closing, this Agreement shall not be assignable by any of the Parties hereto without the written consent of the others; provided, however, that (a) prior to or at the Closing, Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Related Persons without the consent of Sellers but no such assignment shall relieve Purchaser of any of its obligations under this Agreement; and (b) after the Closing, Purchaser may assign its interest in this Agreement to any Person (subject to all rights, remedies and defenses that Sellers could assert against Purchaser) without the consent of Sellers. From and after any such assignment, the word “Purchaser” shall mean such assignee.

14.6 No Benefit to Others.

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

14.7 Headings and Gender; Construction; Interpretation.

(a) The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Sellers, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

14.8 Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Parties hereto.

14.9 Integration of Agreement.

(a) This Agreement, the Schedules, the Exhibits and the other Acquisition Documents constitute the entire agreement among the Parties relating to the subject matter hereof and supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof.

(b) Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

14.10 Time of Essence.

Time is of the essence in this Agreement.

14.11 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. The Parties agree and acknowledge that the State of Georgia has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereby agree and consent to be subject to the jurisdiction of the Bankruptcy Court.

14.12 Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

14.13 Investigation.

Purchaser acknowledges that its officers, directors, employees and authorized representatives and agents have been given an opportunity to examine the agreements, instruments, documents and other information, including the Acquired Assets, relating to the

Business that they have requested to examine. The parties acknowledge and agree that Purchaser has specifically bargained for the benefit and protection of the representations and warranties of Sellers contained in Article 5 hereof, and that any inspection, preparation, or compilation of information or Schedules, or audit of the inventories, properties, financial condition, or other matters relating to Sellers conducted by or on behalf of Purchaser pursuant to this Agreement, or any knowledge Purchaser now has or hereafter may have with respect to any matter that is the subject of any representation and warranty of Sellers herein, shall in no way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Sellers set forth herein or to seek indemnification from Sellers as herein provided with respect to a breach of any such representation and warranty. The representations and warranties of Sellers and Purchaser shall survive the Closing and the execution and delivery of all instruments of conveyance and shall not be extinguished thereby.

(signatures appear on the following page)

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

PURCHASER:

AFC ENTERPRISES, INC.

By:	/s/ H. Melville Hope, III
Name:	H. Melville Hope, III
Title:	Chief Financial Officer

Signature to Asset Purchase Agreement

SELLERS:

WAGSTAFF MANAGEMENT CORP.

By:	/s/ Denman Wagstaff
Name:	Denman Wagstaff
Title:	President

WAGSTAFF MINNESOTA, INC.

By:	/s/ Denman Wagstaff
Name:	Denman Wagstaff
Title:	President

WAGSTAFF PROPERTIES MINNESOTA, LLC

By:	/s/ Denman Wagstaff
Name:	Denman Wagstaff
Title:	Managing Member

WAGSTAFF PROPERTIES, LLC

By:	/s/ Denman Wagstaff
Name:	Denman Wagstaff
Title:	Managing Member

D&D PROPERTY INVESTMENTS, LLC

By:	/s/ Denman Wagstaff
Name:	Denman Wagstaff
Title:	Managing Member

D&D FOOD MANAGEMENT, INC.

By:	/s/ Denman Wagstaff
Name:	Denman Wagstaff
Title:	President

Signatures to Asset Purchase Agreement